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                                                                   EXHIBIT 10.74

[LETTERHEAD]

July 30, 1998

Mr. Michael White
8446 Marina Vista Lane
Fair Oaks, CA 95628

     Re:  Terms of Employment

Dear Michael:

On behalf of Foundation Health Systems, Inc. (hereinafter "Company"), I would like to confirm our offer to you for the exempt position of Senior Vice President and Treasurer. In this position you will report directly to the Executive Vice President and Chief Financial Officer of the Company. Effective May 16, 1998, you will earn a monthly salary of $16,666.67. As is our current practice, you will continue to be paid on a biweekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. You will receive a $1,000 per month automobile allowance, subject to any changes that might be made from time to time to the overall automobile allowance program.

In addition, during 1998 you will continue to be eligible to participate in the Executive Incentive Plan which allows you an opportunity to earn up to 50 percent of your base salary. The receipt of any incentive compensation is contingent upon achieving corporate and individual objectives. You must be actively employed and on the Company payroll at the time incentive compensation is paid. Incentive compensation calculations are based on the base salary in effect on December 31st of the Executive Incentive Plan year. Incentive compensation payments are subject to normal payroll deductions.

I am pleased to advise you that the Company's Compensation and Stock Option Committee (hereinafter "Committee") has granted to you an out-of-cycle stock option to purchase 10,000 shares of the Company's Class A Common Stock. The exercise price for the option is equal to the last sales price on May 7, 1998, which was $31.9375. A stock option agreement formalizing this grant will follow under separate cover. Any future recommendation for additional options made by the Company's management will be made consistent with your performance and generally comparable to peer managers of the Company at the time option recommendations are presented to the Committee. At all times, all stock option grants remain within the sole discretion of the Committee.

In addition to the foregoing, and subject to your continued employment with the Company, you will be eligible to continue participation in Company-offered benefits if you meet certain criteria. These benefits include group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k) plan, Company-recognized holidays, the employee stock purchase

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Offer ltr/Michael White
July 30, 1998

plan, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, the Company currently matches your contribution at $.50 for every dollar contributed up to six percent (6%). The Company's Paid Time Off ("PTO") benefit is provided to you for illness, vacation and personal time off. Under the PTO program you accrue PTO at a rate of 23 days per year between your date of hire and 120 months of service, and 25 days per year thereafter. In case of a conflict between this summary and the official documents, the official documents will always govern. In addition, the Company reserves the right to change, amend, or terminate the benefits plans at any time, with or without notice.

The Company will provide you with protection in the event of the termination of your employment without "cause" (absent a change of control). Under the terms of this agreement "cause" is defined as clear and willful failure to perform your duties not resulting from complete or partial incapacity due to physical or mental illness or impairment that continues after reasonable written notice and an opportunity to correct such failure; gross misconduct or fraud; or conviction of, or a plea of "guilty" or "no contest" to a felony. In the event that your employment is terminated involuntarily without cause, and you agree and sign the Company's standard Severance Agreement and Release of Claims document, you will be provided a severance package which will include a severance payment totaling twelve (12) months of base salary in effect at the date of your termination, together with all other severance benefits payable under the Company's "Separation Agreement and Release of Claims". Payment of base salary under provisions of the severance package will be made on a salary continuation basis until the sum of twelve (12) months of base salary is paid in full. During this period of severance payment, should you elect to continue your medical benefits, the Company will pay the premium to provide you and your dependents medical and dental coverage under COBRA, or if not available under COBRA, some other plan substantially similar to that which the Company provided you as an active employee.

If within the first two years following a change of control, your employment is involuntarily terminated by the Company without cause, as defined above, or should you voluntarily terminate your employment for "Good Reason", then within thirty (30) days of your termination from the Company, you will be provided a change of control severance payment totaling eighteen (18) months of base salary in effect at the date of your termination.

For the purposes of this agreement, Change of Control shall mean any of the following which occurs subsequent to the date of this offer:

     (a) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation or other entity (other than the company or any employee benefit plan sponsored by the Company or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the

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Offer ltr/Michael White
July 30, 1998

     case of rights to acquire the Company's securities) (the "Securities");

     b) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of the Company immediately prior to such transaction cease to constitute a majority of the Board of Directors of the Company (or any successor corporations) immediately after such transaction;

     c) The Company is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of the Company, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction;

     d) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of the Company;

     e) The Company transfers substantially all its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company; or

     f) The Company enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company and such management agreement extends hiring and firing authority over Employee to an individual or organization other than the Company.

For the purposes of this agreement, "Good Reason" is defined as any one of the following:

     a) A demotion or substantial reduction in the scope of Employee's position, duties, responsibilities or status with the Company or any new parent company of the Company, or any removal of Employee from or any failure to reelect Employee to any of the positions (or functional equivalent of such positions) held by Employee immediately prior to a change-of-control, except in connection with the termination of his/her employment for disability, normal retirement or Cause or by Employee voluntarily other than for Good Reason;

     b) A reduction by the Company in Employee's Base Salary or a material reduction in the benefits or perquisites available to Employee as in effect immediately prior to any such reduction;

     c) A relocation of Employee to a work location more than fifty (50) miles from Employee's work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for Employee based on Employee's residence immediately prior to such relocation; or

     d) The failure of the Company to obtain an assumption agreement, encompassing this agreement, from any successor resulting from a change of control.

During the eighteen (18) month period from and after the date of your termination of

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Offer ltr/Michael White
July 30, 1998

employment, the Company will also provide you and your covered dependents, medical and dental coverage by paying the COBRA premium, if eligible under COBRA, or the premium to provide coverage substantially similar to that which the Company provided you as an active employee. Additionally, if within the first two years following a change of control, your employment is involuntarily terminated by the Company without cause or you voluntarily terminate your employment for "Good Reason", any and all shares of FHS stock granted under the FHS and FHC Stock Option Programs will become fully vested.

Additionally, should you be required to relocate from your current primary work location the Company will provide you relocation assistance as outlined in the attached amended Relocation Benefits program. This reimbursement will be grossed up to cover the associated tax liability that you would likely to incur. To provide further assistance at the time of relocation, you will be provided a relocation bonus totaling three months of base salary in effect at that time.

You agree, through the signing of this letter, that your employment with the Company is at the mutual consent of each employee and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, signed by you and the President and Chief Operating Officer of FHS, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting this new position with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business

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Offer ltr/Michael White
July 30, 1998

days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

You have agreed and certify that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to the Company under this offer letter. If you are unable to so certify, all such agreement(s) must be identified here:

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You agree not to use or disclose any confidential information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify the Executive Vice President and Chief Financial Officer or myself in the Human Resources Department of the situation immediately.

Finally, this letter sets forth all the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms, please sign, date and return a copy of this letter to the Senior Vice President of Human Resources. An additional copy of the offer letter is enclosed for your files.

Michael, we are pleased to offer you this promotion and are excited about the contributions that you can make to the Company as part of our management team. Should you have any questions please feel free to contact me at (916) 631-5061.

Sincerely,

/s/  Danny O. Smithson
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Danny O. Smithson
Senior Vice President
Corporate Human Resources

Attachment:  Relocation Benefit guideline

cc:  Steven P. Erwin

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Offer ltr/Michael White
July 30, 1998


I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.


/s/ Michael P. White                             7/31/98
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     SIGNATURE                                    DATE